Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS SECOND QUARTER 2025 RESULTS

SUGAR LAND, Texas, August 12, 2025 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the quarter ended June 30, 2025.

Second Quarter 2025 Highlights:

•Generated revenue of $248.0 million, up $19.4 million, or 8.5% over the second quarter of 2024.
•Grew gross margin to $68.1 million, a $4.5 million, or 7.1% increase over the second quarter of 2024.
•Reported net loss of $4.3 million.
•Increased consolidated Adjusted EBITDA1 by 12.4% to $24.5 million (9.9% of consolidated revenue) from $21.8 million (9.5% of consolidated revenue) for the second quarter of 2024.
•Lowered Adjusted Selling, General and Administrative Expense1 to 18.9% of consolidated revenue as compared to 19.8% in the second quarter of 2024.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“We’re pleased with the continued progress of our transformation initiative as demonstrated by our improved second quarter performance, with revenue up nearly 9% and Adjusted EBITDA up 12.4% over the prior year,” said Keith D. Tucker, Team’s Chief Executive Officer. “Our Inspection and Heat Treating revenue grew 15.2%, with U.S. operations delivering top line growth of 13.4%, and our Canada operations, which have been the focus of ongoing initiatives to strengthen commercial and financial performance, growing by 31.4%, fueling 25% growth in segment level Adjusted EBITDA. In our Mechanical Services segment, our U.S. operations revenue increased by 6.6%, leading to overall revenue growth of nearly 2% for the second quarter. Overall, we delivered $24.5 million in Adjusted EBITDA and expanded our margin by 40 basis points over the prior year.”

“During the second quarter, we continued to make tangible progress in our ongoing cost optimization program, completing actions that we expect will yield annualized SG&A and other cost savings as measured against run rate costs of approximately $10 million, with roughly $6 million of savings expected to be realized in the second half of 2025. We also continue to monitor U.S. tariff policy and have identified opportunities to improve our supply chain and materials sourcing to help mitigate any potential cost pressure. Finally, in July we announced the appointment of Dan Dolson to lead our ongoing transformation program with the goal to further accelerate both revenue growth and margin improvement and have already identified multiple opportunities on both fronts. We are excited about the growth prospects of the business and remain highly focused on generating consistent top-line growth, cost discipline, and margin improvement while continuing to deliver best in class quality and safety to our customers,” commented Tucker.

“Looking ahead, we’ve experienced strong activity to start the third quarter and see overall second half top-line growth over the prior year across both segments as well as improved Adjusted EBITDA levels. We anticipate continued improvement in our Canadian and other international operations during the second half of the year and expect to realize further cost and margin improvements and growing momentum from our transformation program. We remain committed to delivering top-line growth for the full year and at least 15% year over year growth in Adjusted EBITDA. Finally, our leadership team remains focused on driving further improvement in our financial performance through sharpened execution of our transformation plan and operational resilience which ultimately should lead to growing shareholder value,” concluded Tucker.
Financial Results

Second quarter revenues totaled $248.0 million, an increase of $19.4 million or 8.5% over the prior year period, mainly driven by our Inspection and Heat Treating (“IHT”) segment and our U.S. Mechanical Services (“MS”) business. IHT revenues grew $17.2 million or 15.2%, with U.S. revenue up 13.4% or $13.3 million year over year and a $3.9 million increase in Canada and other international regions. In our MS segment, our U.S. business grew year over year revenue by $4.5 million or 6.6%, offsetting lower activity in our international MS business. Second quarter consolidated gross margin was $68.1 million, or 27.5% of revenue, up $4.5 million over the prior year period’s gross margin of $63.6 million, or 27.8% of revenue.

Selling, general and administrative expenses for the second quarter were $56.0 million as compared to $52.4 million in the prior year period. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations such as non-recurring professional, legal, financing and severance expenses and non-cash expenses such as depreciation and amortization, and share-based compensation expense, was up slightly over the prior year period to $46.8 million, but improved to 18.9% of consolidated revenue versus 19.8% in the prior year.

Net loss was $4.3 million (a loss of $0.95 per share) compared to a net loss of $2.8 million (a loss of $0.63 per share) in the 2024 second quarter. The Company’s Adjusted EBIT was $15.6 million, an improvement of $3.7 million as compared to $11.9 million in the prior year quarter. Consolidated Adjusted EBITDA expanded to $24.5 million (9.9% of consolidated revenue), up 12.4% as compared to $21.8 million (9.5% of consolidated revenue) in the prior year quarter.

Adjusted net loss, Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended June 30, 2025 and 2024 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Favorable (Unfavorable)
	2025	2024	$	%
Revenues
IHT	$130,396	$113,234	$17,162	15.2%
MS	117,630	115,384	2,246	1.9%
	$248,026	$228,618	$19,408	8.5%

Operating income (loss)
IHT	$15,780	$12,459	$3,321	26.7%
MS	10,137	10,637	(500)	(4.7)%
Corporate and shared support services	(13,814)	(11,937)	(1,877)	(15.7)%
	$12,103	$11,159	$944	8.5%

Revenues. IHT revenues grew by $17.2 million or 15.2%, as compared to the prior year quarter, with strong year-over-year U.S. revenue growth of $13.3 million, or 13.4%, driven by higher activity in turnaround and callout services from existing customers, and a $3.6 million increase in Canada revenue from higher callout and project work. MS revenues increased by $2.2 million or 1.9% compared to the prior year quarter, mainly due to a $4.5 million, or 6.6% increase in U.S. turnaround activities, partially offset by a $2.3 million decrease in revenue in Canada and certain other international locations such as the United Kingdom and Trinidad due to lower year over year turnaround and callout activity.

Operating income (loss). IHT’s second quarter 2025 operating income increased 26.7%, or $3.3 million, to $15.8 million, mainly due to U.S. revenue growth, cost containment and improved operating income from Canada. MS operating income decreased by approximately $0.5 million, with higher U.S. operating income of $2.1 million offset by lower operating income from Canada and other international regions of $1.8 million and $0.8 million, respectively, attributable to lower year over year project activity. Corporate and shared support services costs were higher by $1.9 million or 15.7%, mainly due to non-recurring professional services. Consolidated operating income increased by $0.9 million driven by the factors discussed above.

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the six months ended June 30, 2025 and 2024 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Six Months Ended June 30,		Favorable (Unfavorable)
	2025	2024	$	%
Revenues
IHT	$236,611	$212,682	$23,929	11.3%
MS	210,070	215,536	(5,466)	(2.5)%
	$446,681	$428,218	$18,463	4.3%

Operating income (loss)
IHT	$24,473	$17,644	$6,829	38.7%
MS	9,026	14,728	(5,702)	(38.7)%
Corporate and shared support services	(27,399)	(27,599)	200	0.7%
	$6,100	$4,773	$1,327	27.8%

Revenues. IHT revenues increased by $23.9 million or 11.3%, as compared to the prior year period, driven by year-over-year revenue growth in the U.S. of $21.1 million or 11.3%. Higher activity in turnaround services and expanded nested and callout activity as well as increased revenue from laboratory services including non-destructive evaluation and testing drove the increase in U.S. revenue. Revenue from Canada also improved by $3.0 million, or 15.6%, mainly due to greater turnaround and callout activity. MS revenues decreased by $5.5 million compared to the prior year, with higher U.S. revenues of $1.1 million driven by improved callout and turnaround activity offset by short-term weakness in our international business due to lower turnaround activity and callout work.

Operating income (loss). IHT’s operating income increased by $6.8 million or 38.7%, to $24.5 million, mainly due to the revenue growth discussed above and cost containment. MS operating income decreased by approximately $5.7 million, driven largely by lower year-over-year revenue in international regions due to the lower activity discussed above. Corporate and shared support services costs were lower by $0.2 million or 0.7%, mainly due to lower personnel and support costs in the current quarter. Consolidated operating income improved by $1.3 million driven by the factors discussed above.

Balance Sheet and Liquidity

At June 30, 2025, the Company had $49.3 million of total liquidity, consisting of consolidated cash and cash equivalents of $16.6 million, (excluding $4.1 million of restricted cash) and $32.7 million of undrawn availability under its various credit facilities, consisting of

$22.7 million available under the ABL credit facility and $10.0 million available under the Second Lien Delayed Draw Term Loans.

The Company’s total debt as of June 30, 2025, was $370.2 million as compared to $325.1 million as of fiscal year end 2024. The increase is primarily due to the March 2025 refinancing and higher net borrowings under our ABL credit facility driven by the normal seasonal demands on working capital. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $349.5 million at June 30, 2025.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter 2025 financial and operating results on Wednesday August 13, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Second Quarter 2025 Conference Call.” The Company will not host questions during the call. This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit facilities and debt agreements, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures, the Company’s liquidity and ability to obtain additional financing, the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Revenues	$248,026	$228,618	$446,681	$428,218
Operating expenses	179,937	165,064	331,326	315,933
Gross margin	68,089	63,554	115,355	112,285
Selling, general, and administrative expenses	55,986	52,395	109,255	107,512
Operating income	12,103	11,159	6,100	4,773
Interest expense, net	(11,896)	(11,909)	(23,332)	(24,007)
Loss on debt extinguishment	—	—	(11,853)	—
Other (expense) income, net	(3,490)	(541)	(3,694)	821
Loss before income taxes	(3,283)	(1,291)	(32,779)	(18,413)
Provision for income taxes	(983)	(1,472)	(1,205)	(1,545)
Net loss	$(4,266)	$(2,763)	$(33,984)	$(19,958)

Loss per common share:
Basic and Diluted	$(0.95)	$(0.63)	$(7.56)	$(4.52)
Weighted-average number of shares outstanding:
Basic and Diluted	4,494	4,416	4,494	4,415

The following table includes the details of depreciation and amortization expense:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Depreciation and amortization:
Amount included in operating expenses	3,112	3,508	6,214	7,091
Amount included in SG&A expenses	5,415	5,752	10,715	11,809
Total depreciation and amortization	$8,527	$9,260	$16,929	$18,900

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)

Cash and cash equivalents	$20,709	$35,545

Other current assets	305,787	269,558

Property, plant, and equipment, net	112,247	112,835

Other non-current assets	109,618	110,427

Total assets	$548,361	$528,365

Current portion of long-term debt and finance lease obligations	$3,833	$6,485

Other current liabilities	161,970	164,763

Long-term debt and finance lease obligations, net of current maturities	366,381	318,626

Other non-current liabilities	39,101	36,753

Shareholders’ equity (deficit)	(22,924)	1,738

Total liabilities and shareholders’ equity (deficit)	$548,361	$528,365

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net loss	$(4,266)	$(2,763)	$(33,984)	$(19,958)
Depreciation and amortization expense	8,527	9,260	16,929	18,900
Loss on debt extinguishment	—	—	11,853	—
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,219	1,650	2,608	3,625
Deferred income taxes	(360)	81	(851)	(545)
Non-cash compensation cost	366	612	313	1,277
Write-off of software cost	—	—	45	—
Working capital and other	(8,830)	(15,192)	(28,918)	(7,765)
Net cash used in operating activities	(3,344)	(6,352)	(32,005)	(4,466)

Cash flows from investing activities:
Capital expenditures	(2,910)	(2,743)	(4,316)	(5,759)
Proceeds from disposal of assets	—	139	—	139
Net cash used in investing activities	(2,910)	(2,604)	(4,316)	(5,620)

Cash flows from financing activities:
Borrowings (payments) under ABL Facilities, net	12,000	10,500	19,982	591
Payments under Corre DDTL	—	—	(35,700)	—
Payments under Corre Uptiered Loan	—	—	(55,894)	—
Borrowings (payments) under HPS First Lien Term Loan, net	(438)	—	174,562	—
Payments under ME/RE Loans	—	(710)	(23,427)	(1,421)
Payments under Corre Incremental Term Loans	—	(357)	(48,015)	(713)
Payments for debt issuance costs	(846)	(1,400)	(8,899)	(2,800)
Other	(743)	(699)	(1,448)	1,843
Net cash provided by (used in) financing activities	9,973	7,334	21,161	(2,500)

Effect of exchange rate changes	187	(107)	324	(380)
Net change in cash and cash equivalents	$3,906	$(1,729)	$(14,836)	$(12,966)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
IHT	$130,396	$113,234	$236,611	$212,682
MS	117,630	115,384	210,070	215,536
	$248,026	$228,618	$446,681	$428,218

Operating income (loss)
IHT	$15,780	$12,459	$24,473	$17,644
MS	10,137	10,637	9,026	14,728
Corporate and shared support services	(13,814)	(11,937)	(27,399)	(27,599)
	$12,103	$11,159	$6,100	$4,773

Segment Adjusted EBIT[1]
IHT	$16,592	$12,611	$25,400	$17,931
MS	10,701	10,785	9,924	15,283
Corporate and shared support services	(11,715)	(11,455)	(22,785)	(25,071)
	$15,578	$11,941	$12,539	$8,143

Segment Adjusted EBITDA[1]
IHT	$19,490	$15,589	$31,114	$23,938
MS	14,986	15,350	18,480	24,497
Corporate and shared support services	(10,005)	(9,126)	(19,813)	(20,115)
	$24,471	$21,813	$29,781	$28,320
___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.

The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, loss on debt extinguishment, certain severance charges, non-routine write off of assets and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash expenses such as depreciation and amortization and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.

Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted Net Loss:
Net loss	$(4,266)	$(2,763)	$(33,984)	$(19,958)
Professional fees and other[1]	2,301	516	4,308	2,597
Write-off of software cost	—	—	45	—
Legal costs	799	41	1,289	123
Severance charges	375	225	842	650
Loss on debt extinguishment	—	—	11,853	—
Tax impact of adjustments and other net tax items	(90)	(26)	(103)	(138)
Adjusted Net Loss	$(881)	$(2,007)	$(15,750)	$(16,726)

Adjusted Net Loss per common share:
Basic and Diluted	$(0.20)	$(0.45)	$(3.50)	$(3.79)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(4,266)	$(2,763)	$(33,984)	$(19,958)
Provision for income taxes	983	1,472	1,205	1,545
Loss on equipment sale	—	28	5	18
Interest expense, net	11,896	11,909	23,332	24,007
Professional fees and other[1]	2,301	516	4,308	2,597
Write-off of software cost	—	—	45	—
Legal costs	799	41	1,289	123
Severance charges	375	225	842	650
Foreign currency loss (gain)	3,544	615	3,749	(624)
Pension credit[2]	(54)	(102)	(105)	(215)
Loss on debt extinguishment	—	—	11,853	—
Consolidated Adjusted EBIT	15,578	11,941	12,539	8,143
Depreciation and amortization
Amount included in operating expenses	3,112	3,508	6,214	7,091
Amount included in SG&A expenses	5,415	5,752	10,715	11,809
Total depreciation and amortization	8,527	9,260	16,929	18,900
Non-cash share-based compensation costs	366	612	313	1,277
Consolidated Adjusted EBITDA	$24,471	$21,813	$29,781	$28,320

Free Cash Flow:
Cash used in operating activities	$(3,344)	$(6,352)	$(32,005)	$(4,466)
Capital expenditures	(2,910)	(2,743)	(4,316)	(5,759)
Free Cash Flow	$(6,254)	$(9,095)	$(36,321)	$(10,225)
____________________________________
1    For the six months ended June 30, 2025, includes $1.3 million related to debt financing and for the three and six months ended June 30, 2025, includes $2.3 million and $3.0 million, respectively, related to support costs. For the three and six months ended June 30, 2024, includes $0.5 million and $2.4 million, respectively, related to debt financing and for six months ended June 30, 2024, includes $0.2 million related to support costs.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$15,780	$12,459	$24,473	$17,644
Professional fees and other[1]	750	—	750	40
Severance charges	62	152	177	247
Adjusted EBIT	16,592	12,611	25,400	17,931
Depreciation and amortization	2,898	2,978	5,714	6,007
Adjusted EBITDA	$19,490	$15,589	$31,114	$23,938

MS
Operating income	$10,137	$10,637	$9,026	$14,728
Professional fees and other[1]	—	58	—	140
Legal costs	251	41	251	41
Severance charges	313	49	647	374
Adjusted EBIT	10,701	10,785	9,924	15,283
Depreciation and amortization	4,285	4,565	8,556	9,214
Adjusted EBITDA	$14,986	$15,350	$18,480	$24,497

Corporate and shared support services
Net loss	$(30,183)	$(25,859)	$(67,483)	$(52,330)
Provision for income taxes	983	1,472	1,205	1,545
Loss on equipment sale	0	28	5	18
Interest expense, net	11,896	11,909	23,332	24,007
Foreign currency loss (gain)	3,544	615	3,749	(624)
Professional fees and other[1]	1,551	458	3,558	2,417
Write-off of software cost	—	—	45	—
Legal costs	548	—	1,038	82
Severance charges	—	24	18	29
Pension credit[2]	(54)	(102)	(105)	(215)
Loss on debt extinguishment	—	—	11,853	—
Adjusted EBIT	(11,715)	(11,455)	(22,785)	(25,071)
Depreciation and amortization	1,344	1,717	2,659	3,679
Non-cash share-based compensation costs	366	612	313	1,277
Adjusted EBITDA	$(10,005)	$(9,126)	$(19,813)	$(20,115)

Consolidated Adjusted EBITDA	$24,471	$21,813	$29,781	$28,320
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1    For the six months ended June 30, 2025, includes $1.3 million related to debt financing and for the three and six months ended June 30, 2025, includes $2.3 million and $3.0 million, respectively, related to support costs. For the three and six months ended June 30, 2024, includes $0.5 million and $2.4 million, respectively, related to debt financing and for six months ended June 30, 2024, includes $0.2 million related to support costs.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentage)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Selling, general, and administrative expenses	$55,986	$52,395	$109,255	$107,512
Less:
Depreciation and amortization in SG&A expenses	5,415	5,752	10,715	11,809
Non-cash share-based compensation costs (credit)	366	612	313	1,277
Professional fees and other[1]	2,301	516	4,308	2,597
Legal costs	799	41	1,289	123
Severance charges included in SG&A expenses	288	194	710	620
Total non-cash/non-recurring items	9,169	7,115	17,335	16,426
Adjusted Selling, General and Administrative Expense	$46,817	$45,280	$91,920	$91,086
As percentage of revenue	18.9%	19.8%	20.6%	21.3%
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1 For the six months ended June 30, 2025, includes $1.3 million related to debt financing and for the three and six months ended June 30, 2025, includes $2.3 million and $3.0 million, respectively, related to support costs. For the three and six months ended June 30, 2024, includes $0.5 million and $2.4 million, respectively, related to debt financing and for six months ended June 30, 2024, includes $0.2 million related to support costs.